FORD NEWS RELEASE

Media Information Center, 14441 Rotunda Drive, Suite 185, Dearborn, MI  48120
Telephone: 800-665-1515; Fax:  313-845-7512
E-Mail: media@ford.com; Internet: http://media.ford.com

Contact:         Jim Cain                 Mike Holland
                 Media Inquiries          Securities Analysts
                 313-322-3428             313-322-8221

FORD SETS FINANCIAL MILESTONES FOR 2000

DEARBORN, Mich., January 14, 2000 - To drive continued operating improvements, Ford Motor Company [NYSE: F] is sharing its financial milestones for the upcoming 12 months with employees, investors and the public for the fourth consecutive year.

"Our milestones are designed to challenge and focus the entire Ford Motor Company team, and we believe they provide investors with an unmatched level of clarity and insight into our corporate objectives," said Jac Nasser, president and CEO. "Since we first began setting milestones in 1997, the company has delivered improved operating earnings in every quarter. In 2000, we will use product excellence and innovative e-business initiatives to connect with consumers and drive business-to-business improvements to extend our track record and build lasting shareholder value."

The 2000 milestones are:

Total Company                       Milestone
-------------                       ---------
o        Shareholder Value          Ford stock total return in the top quartile of the S&P 500 over time
o        Revenue                    Grow by $5 billion

Automotive                          Milestone
----------                          ---------

o        North America              Record earnings
o        Europe                     Improve results
o        South America              Improve results
o        Rest of World              Improve results
o        Total Costs                Down $1 billion from 1999 (at constant volume and mix)
o        Capital Spending           $9 billion

Automotive-Related                  Milestone
------------------                  ---------

o        Ford Credit                Grow earnings by 10 percent and improve returns
o        Hertz                      Record earnings (ninth year of increased earnings)
o        Visteon                    Achieve independence


                                      -2-
STATUS OF 1999 FINANCIAL MILESTONES
-----------------------------------

Ford is on track to meet or exceed all of its full-year 1999 milestones, excluding the milestones for Europe and South America:

Automotive                          Milestone                          1999 Actual (First 9 Months)
----------                          ---------                          ----------------------------
o        North America              ROS greater than 5 percent         6.3 percent
o        Europe                     Grow earnings                      Results below milestone
o        South America              Improve operating results          Results below milestone
o        Total Costs*               Down $1 billion from 1998          Down $700 million
o        Capital Spending**         $8.5 billion                       $5 billion

*        At constant volume and mix
**       Includes capitalized software

Automotive-Related                  Milestone                          1999 Actual (First 9 Months)
------------------                  ---------                          ----------------------------

o        Ford Credit                Grow earnings 10 percent           $952 million, up 12 percent
o        Hertz                      Record earnings                    $276 million, up 20 percent
o        Visteon                    $1.5 billion in new business       $1.7 billion in new business;
                                    Earnings growth                    $640 million, up 11 percent

In 1999, Ford Motor Company completed the acquisitions of Volvo Car and Kwik-Fit; began the development of e-businesses in partnership with Microsoft's CarPoint, Oracle, Trilogy and others; created the Premier Automotive Group; and launched several highly successful products, including the Ford Focus in North America (Europe's Car of the Year for 1999, Automobile Magazine's Automobile of the Year and the North American Car of the Year), Volvo S40/V40, Lincoln LS (Motor Trend's Car of the Year), Jaguar S-TYPE and Ford Excursion.

Earlier this month, Ford Motor Company and Yahoo! Inc. announced that the two companies are teaming to develop personalized services for Yahoo!Autos (http://autos.yahoo.com) tailored to specific Ford, Lincoln, Mercury and Mazda vehicles, and soon Jaguar and Volvo vehicles.

Over the course of the year, Ford Motor Company will launch several new products, including the Ford Explorer Sport Trac, F-Series SuperCrew,
Lincoln Blackwood and Ford Escape in North America. In Europe, Ford will launch a redesigned Ford Transit, Galaxy MPV and Mondeo. The Volvo V70/V70XC will be launched in both markets, and others around the world.
                                      # # #

Statements included herein may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including: a significant decline in industry sales, particularly in the U.S. or Europe; a market shift from truck sales in the U.S.; or work stoppages at key Ford or supplier facilities.